Exhibit 99.1

Caterpillar Inc.

1Q 2015 Earnings Release

April 23, 2015

FOR IMMEDIATE RELEASE

Caterpillar Reports First-Quarter Results

PEORIA, Ill. — Caterpillar Inc. (NYSE: CAT) today announced first-quarter 2015 profit per share of $1.81, an increase from profit per share of $1.44 in the first quarter of 2014.  The first quarter of 2015 included a negative impact of $0.05 per share for restructuring costs, compared with $0.17 per share in the first quarter of 2014.  Excluding restructuring costs, profit per share was $1.86 in the first quarter of 2015, up from $1.61 per share in the first quarter of 2014.

First-quarter sales and revenues were $12.702 billion, down about 4 percent from first-quarter 2014 sales and revenues of $13.241 billion.

First-quarter 2015 profit included a pre-tax gain of $120 million, or about $0.14 per share, from the sale of Caterpillar’s remaining interest in the company’s former third party logistics business.  Caterpillar sold a majority interest in the business in 2012, and divested the remaining interest in the first quarter of 2015.

“We delivered solid results for the first quarter of this year, including higher profit than in the first quarter of 2014.  Our focus on operational improvement, including lean manufacturing and cost management, is helping in what is a tough time for some of our important cyclical businesses.  We continue to execute on improving safety, quality, inventory turns, delivery performance and market position,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

“The first quarter wasn’t without challenges.  Sales and revenues were off about 4 percent from the first quarter of last year, mining remained weak and construction was down in most regions.  On the plus side, Energy & Transportation turned in another great quarter, although we don’t expect this to continue due to the oil-related portion of the business,” added Oberhelman.

The balance sheet remained strong in the first quarter and Machinery, Energy & Transportation (ME&T) operating cash flow was more than $1 billion.  Consistent with Caterpillar’s priorities for cash deployment, we repurchased $400 million of common stock in the first quarter of 2015 under the $10 billion repurchase

(more)

authorization that was approved by the Board in 2014.  Given our expectation for cash flow and capital expenditures in 2015, we currently expect to continue to repurchase stock this year.  However, our stock repurchase plans are always subject to the company’s cash deployment priorities and can change based on business and market conditions.

2015 Outlook

The 2015 outlook for sales and revenues remains unchanged at about $50 billion.  However, the outlook for profit per share has improved slightly.  We now expect that profit per share will be $4.70, or $5.00 per share excluding restructuring costs.  The previous outlook for profit per share was $4.60, or $4.75 excluding restructuring costs.  The expectation for restructuring costs is now about $250 million, $100 million higher than the previous outlook with the increase primarily related to facilities that produce mining products.

“We had a solid first quarter, which led to raising the profit outlook for 2015.  However, we continue to face headwinds and uncertainty in 2015, and our outlook for the year reflects that.  We expect sales and profit in each of the remaining three quarters of 2015 to be lower than the first quarter.  We expect sales for oil applications to decline starting in the second quarter, and from a profit perspective, the first quarter included the gain on the sale of our remaining interest in the logistics business and that won’t repeat.  The first quarter is usually the most seasonally favorable of the year for costs, and we don’t expect the rest of the year to be as favorable.  In addition, we expect some increase in research and development expense as we go through the year,” Oberhelman said.

“We’re working to improve what we can control so that when our cyclical businesses recover, we will be ready to respond quickly, benefiting our company, our customers and our stockholders,” Oberhelman said.

Notes:

•                  Glossary of terms is included on pages 17-18; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 19.

About Caterpillar:

For 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets.  With 2014 sales and revenues of $55.184 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment.  For more information, visit caterpillar.com.  To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact:  Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

Forward-Looking Statements

Certain statements in this Release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 17, 2015 for the year ended December 31, 2014.

Key Points

First Quarter 2015

(Dollars in millions except per share data)

	First Quarter 2015	First Quarter 2014	$ Change	% Change
Machinery, Energy & Transportation Sales	$11,961	$12,493	$(532)	(4)%
Financial Products Revenues	741	748	(7)	(1)%
Total Sales and Revenues	$12,702	$13,241	$(539)	(4)%
Profit	$1,111	$922	$189	20%
Profit per common share - diluted	$1.81	$1.44	$0.37	26%
Profit per common share - diluted (excluding restructuring costs)	$1.86	$1.61	$0.25	16%

First-Quarter 2015 Highlights

•                  First-quarter sales and revenues were $12.702 billion, down 4 percent from the first quarter of 2014.

•                  Restructuring costs were $36 million in the first quarter of 2015, with an after-tax impact of $0.05 per share.

•                  First-quarter 2015 profit includes a pre-tax gain of $120 million on the sale of the remaining interest in our former third party logistics business.

•                  Profit per share was $1.81 in the first quarter of 2015 and $1.86 per share excluding restructuring costs.  Profit in the first quarter of 2014 was $1.44 per share and $1.61 per share excluding restructuring costs.

•                  ME&T operating cash flow was $1.042 billion in the first quarter of 2015, compared with $1.878 billion in the first quarter of 2014.

•                  ME&T debt-to-capital ratio was 37.1 percent, compared with 37.4 percent at the end of 2014.

2015 Outlook

•                  The 2015 sales and revenues outlook of about $50 billion remains unchanged.

•                  Our revised outlook for 2015 profit per share is $4.70, or $5.00 per share excluding restructuring costs of about $250 million.  This is compared to our previous profit per share outlook of $4.60, or $4.75 per share excluding restructuring costs of about $150 million.

•                  We expect ME&T capital expenditures in 2015 to be about the same as 2014 capital expenditures of about $1.6 billion.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the first quarter of 2014 (at left) and the first quarter of 2015 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $12.702 billion in the first quarter of 2015, compared with $13.241 billion in the first quarter of 2014, a decline of $539 million or 4 percent.  The decrease was primarily due to the unfavorable impact of currency, resulting from the weakening of the euro and Japanese yen, and lower sales volume.  These unfavorable impacts were partially offset by slightly favorable price realization.  Sales declined for both new equipment and aftermarket parts.

Sales declined in all regions except North America.  In EAME, sales declined 11 percent primarily due to lower end-user demand and the unfavorable impact of currency, as our sales in euros translated into fewer U.S. dollars, partially offset by the favorable impact of changes in dealer inventory.  Asia/Pacific sales declined 13 percent, primarily due to lower end-user demand for construction equipment and the unfavorable impact of currency as our sales in Japanese yen translated into fewer U.S. dollars.  Sales decreased 19 percent in Latin America, primarily due to lower end-user demand for construction equipment.  In North America, sales increased 9 percent, primarily due to the favorable impact of changes in dealer inventory and higher end-user demand primarily for oil and gas applications and construction equipment.

Sales decreased in Construction Industries and Resource Industries and were about flat in Energy & Transportation.  Construction Industries’ sales decreased 7 percent, primarily due to lower end-user demand.  Resource Industries’ sales declined 9 percent, primarily due to lower end-user demand in mining.  Financial Products’ segment revenues were about flat.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the first quarter of 2014 (at left) and the first quarter of 2015 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for the first quarter of 2015 was $1.527 billion, compared with $1.398 billion in the first quarter of 2014.  The improvement was primarily due to lower restructuring costs, improved price realization and the favorable impact of currency, partially offset by lower volume and increased selling, general and administrative and research and development (SG&A and R&D) expenses.  The impact of lower sales volume was partially offset by a favorable mix of products.

Restructuring costs of $36 million in the first quarter of 2015 were related to several restructuring programs across the company.  In the first quarter of 2014, restructuring costs were $149 million, primarily related to a workforce reduction at the Gosselies, Belgium, facility.

The favorable impact of currency was due to the strengthening of the U.S. dollar in relation to most currencies.  Due to our sizable manufacturing presence outside of the United States, the stronger U.S. dollar resulted in a favorable impact to operating profit.  About half of the favorable currency impact was due to the Japanese yen, as we are a net exporter from Japan.

Manufacturing costs were about flat as lower material costs were nearly offset by the unfavorable impact of cost absorption, as inventory decreased in the first quarter of 2015, compared to an increase in the first quarter of 2014.

SG&A and R&D expenses increased primarily due to stock-based compensation expense and higher spending for new product introduction programs.  (See Q&A #5 for more information on stock-based compensation expense.)

Other Profit/Loss Items

•                  Other income/expense was income of $157 million, compared with income of $54 million in the first quarter of 2014.  The favorable change was primarily due to a gain of $120 million on the sale of the remaining 35 percent interest in our former third party logistics business.

•                  The provision for income taxes for the first quarter of 2015 reflects an estimated annual tax rate of 28.5 percent compared with 29.5 percent for the first quarter of 2014, excluding the item discussed below.  The decrease is primarily due to a more favorable expected geographic mix of profits from a tax perspective in 2015.

The provision for income taxes in the first quarter of 2014 also included a charge of $22 million related to prior years’ taxes and interest.

Global Workforce

Caterpillar’s worldwide, full-time employment was 113,322 at the end of the first quarter of 2015, compared with 116,579 at the end of the first quarter of 2014, or a decrease of 3,257 full-time employees.  The flexible workforce increased 772, resulting in a total decrease in the global workforce of 2,485.  The decrease was primarily the result of restructuring programs.

	March 31
	2015	2014	Increase / (Decrease)
Full-time employment	113,322	116,579	(3,257)
Flexible workforce	16,136	15,364	772
Total	129,458	131,943	(2,485)

Summary of change
U.S. workforce			10
Non-U.S. workforce			(2,495)
Total			(2,485)

SEGMENT RESULTS

Sales and Revenues by Geographic Region

		%	North	%	Latin	%		%	Asia/	%
(Millions of dollars)	Total	Change	America	Change	America	Change	EAME	Change	Pacific	Change
First Quarter 2015
Construction Industries¹	$4,695	(7)%	$2,281	9%	$451	(23)%	$987	(14)%	$976	(21)%
Resource Industries²	1,928	(9)%	760	5%	308	(23)%	456	(14)%	404	(13)%
Energy & Transportation³	4,762	—%	2,247	8%	419	(11)%	1,224	(8)%	872	(2)%
All Other Segments[4]	586	6%	414	23%	41	(25)%	81	(21)%	50	(15)%
Corporate Items and Eliminations	(10)		(15)		2		—		3
Machinery, Energy & Transportation	$11,961	(4)%	$5,687	9%	$1,221	(19)%	$2,748	(11)%	$2,305	(13)%

Financial Products Segment	$795	(3)%	$451	3%	$107	(2)%	$109	(17)%	$128	(9)%
Corporate Items and Eliminations	(54)		(28)		(10)		(5)		(11)
Financial Products Revenues	$741	(1)%	$423	6%	$97	(1)%	$104	(17)%	$117	(8)%

Consolidated Sales and Revenues	$12,702	(4)%	$6,110	9%	$1,318	(18)%	$2,852	(12)%	$2,422	(13)%

First Quarter 2014
Construction Industries¹	$5,064		$2,092		$586		$1,144		$1,242
Resource Industries²	2,123		725		402		532		464
Energy & Transportation³	4,776		2,082		471		1,329		894
All Other Segments[4]	554		337		55		103		59
Corporate Items and Eliminations	(24)		(17)		(2)		(3)		(2)
Machinery, Energy & Transportation	$12,493		$5,219		$1,512		$3,105		$2,657

Financial Products Segment	$817		$437		$109		$131		$140
Corporate Items and Eliminations	(69)		(39)		(11)		(6)		(13)
Financial Products Revenues	$748		$398		$98		$125		$127

Consolidated Sales and Revenues	$13,241		$5,617		$1,610		$3,230		$2,784

1              Does not include inter-segment sales of $51 million and $75 million in first quarter 2015 and 2014, respectively.

2              Does not include inter-segment sales of $93 million and $102 million in first quarter 2015 and 2014, respectively.

3              Does not include inter-segment sales of $514 million and $550 million in first quarter 2015 and 2014, respectively.

4              Does not include inter-segment sales of $809 million and $832 million in first quarter 2015 and 2014, respectively.

Sales and Revenues by Segment

	First	Sales	Price			First	$	%
(Millions of dollars)	Quarter 2014	Volume	Realization	Currency	Other	Quarter 2015	Change	Change
Construction Industries	$5,064	$(303)	$110	$(176)	$—	$4,695	$(369)	(7)%
Resource Industries	2,123	(111)	(51)	(33)	—	1,928	(195)	(9)%
Energy & Transportation	4,776	73	36	(123)	—	4,762	(14)	—%
All Other Segments	554	31	10	(9)	—	586	32	6%
Corporate Items and Eliminations	(24)	15	—	(1)	—	(10)	14

Machinery, Energy & Transportation	$12,493	$(295)	$105	$(342)	$—	$11,961	$(532)	(4)%

Financial Products Segment	817	—	—	—	(22)	795	(22)	(3)%
Corporate Items and Eliminations	(69)	—	—	—	15	(54)	15
Financial Products Revenues	$748	$—	$—	$—	$(7)	$741	$(7)	(1)%

Consolidated Sales and Revenues	$13,241	$(295)	$105	$(342)	$(7)	$12,702	$(539)	(4)%

Operating Profit by Segment

	First	First	$	%
(Millions of dollars)	Quarter 2015	Quarter 2014	Change	Change
Construction Industries	$740	$688	$52	8%
Resource Industries	85	143	(58)	(41)%
Energy & Transportation	986	833	153	18%
All Other Segments	225	235	(10)	(4)%
Corporate Items and Eliminations	(672)	(660)	(12)
Machinery, Energy & Transportation	$1,364	$1,239	$125	10%
Financial Products Segment	227	240	(13)	(5)%
Corporate Items and Eliminations	3	(15)	18
Financial Products	$230	$225	$5	2%
Consolidating Adjustments	(67)	(66)	(1)

Consolidated Operating Profit	$1,527	$1,398	$129	9%

CONSTRUCTION INDUSTRIES

(Millions of dollars)

Sales Comparison

	First Quarter 2014	Sales Volume	Price Realization	Currency	First Quarter 2015	$ Change	% Change

Sales Comparison[1]	$5,064	$(303)	$110	$(176)	$4,695	$(369)	(7)%

Sales by Geographic Region

	First Quarter 2015	First Quarter 2014	$ Change	% Change
North America	$2,281	$2,092	$189	9%
Latin America	451	586	(135)	(23)%
EAME	987	1,144	(157)	(14)%
Asia/Pacific	976	1,242	(266)	(21)%
Total[1]	$4,695	$5,064	$(369)	(7)%

Operating Profit

	First Quarter 2015	First Quarter 2014	$ Change	% Change
Operating Profit	$740	$688	$52	8%

1  Does not include inter-segment sales of $51 million and $75 million in the first quarter 2015 and 2014, respectively.

Construction Industries’ sales were $4.695 billion in the first quarter of 2015, a decrease of $369 million, or 7 percent, from the first quarter of 2014.  The decrease in sales was due to lower volume in all regions except North America and the unfavorable impact of currency, primarily from the euro and the Japanese yen, partially offset by improved price realization.  Sales of new equipment decreased, and sales of aftermarket parts were about flat.

•                  Sales volume declined primarily due to lower deliveries to end users.

•                  Price realization improved in all regions.

Sales decreased in all regions except North America.

•                  In Asia/Pacific, the sales decline was primarily due to lower sales in China and Japan.  In China, the lower sales primarily resulted from continued weak construction activity.  Sales in Japan declined due to a weaker Japanese yen, as sales in yen translated into fewer U.S. dollars and lower end-user demand due to weaker economic conditions.

•                  Sales declined in EAME primarily due to the unfavorable impact of changes in dealer inventories, as dealers increased inventory more during the first quarter of 2014 than in the first quarter of 2015.  In addition, the impact of currency was unfavorable as sales in euros translated into fewer U.S. dollars.

•                  Decreases in Latin America were primarily related to the absence of a large government order in Brazil that occurred during the first quarter of 2014 and continued weak construction activity.

•                  Sales increased in North America primarily due to the favorable impact of changes in dealer inventories, as dealers increased inventory more during the first quarter of 2015 than in the first quarter of 2014.  In addition, price realization was favorable and end-user demand increased modestly.  Although still below prior peaks, construction-related activity continues to improve.

Construction Industries’ profit was $740 million in the first quarter of 2015, compared with $688 million in the first quarter of 2014.  The improvement was mostly due to the favorable impacts of price realization and currency, primarily from the Japanese yen, partially offset by lower volume.

RESOURCE INDUSTRIES

(Millions of dollars)

Sales Comparison

	First Quarter 2014	Sales Volume	Price Realization	Currency	First Quarter 2015	$ Change	% Change

Sales Comparison[1]	$2,123	$(111)	$(51)	$(33)	$1,928	$(195)	(9)%

Sales by Geographic Region

	First Quarter 2015	First Quarter 2014	$ Change	% Change
North America	$760	$725	$35	5%
Latin America	308	402	(94)	(23)%
EAME	456	532	(76)	(14)%
Asia/Pacific	404	464	(60)	(13)%
Total[1]	$1,928	$2,123	$(195)	(9)%

Operating Profit

	First Quarter 2015	First Quarter 2014	$ Change	% Change
Operating Profit	$85	$143	$(58)	(41)%

1           Does not include inter-segment sales of $93 million and $102 million in the first quarter 2015 and 2014, respectively.

Resource Industries’ sales were $1.928 billion in the first quarter of 2015, a decrease of $195 million, or 9 percent from the first quarter of 2014, primarily due to lower sales volume, unfavorable price realization resulting from a competitive pricing environment and the unfavorable impact of currency primarily due to the euro.  While sales declined for both new equipment and aftermarket parts, the decline for new equipment was more significant.

The sales volume decrease was primarily related to lower end-user demand, partially offset by the favorable impact of changes in dealer inventories.  While dealers continued to reduce inventories during the first quarter of 2015, the reductions were less significant than in the first quarter of 2014.

Worldwide end-user demand continued to be weak and resulted in lower sales in all regions except North America.  Sales in North America were about flat as lower mining equipment sales were about offset by an increase in sales for quarry and aggregate equipment.

Commodity prices remained weak and mining customers continued to focus on improving productivity in existing mines and reducing their total capital expenditures as they have for the last several quarters.  As a result, both sales and new orders in Resource Industries continued to be weak.

Resource Industries’ profit was $85 million in the first quarter of 2015, compared with $143 million in the first quarter of 2014.  The decrease was primarily the result of unfavorable price realization.  The impact of lower sales volume was about offset by a favorable mix of products.  Manufacturing costs were about flat as the unfavorable impact from cost absorption was about offset by lower material costs.  SG&A and R&D expenses were about flat as increases in new product introduction spending were about offset by cost cutting measures.

ENERGY & TRANSPORTATION

(Millions of dollars)

Sales Comparison

	First Quarter 2014	Sales Volume	Price Realization	Currency	First Quarter 2015	$ Change	% Change

Sales Comparison[1]	$4,776	$73	$36	$(123)	$4,762	$(14)	—%

Sales by Geographic Region

	First Quarter 2015	First Quarter 2014	$ Change	% Change
North America	$2,247	$2,082	$165	8%
Latin America	419	471	(52)	(11)%
EAME	1,224	1,329	(105)	(8)%
Asia/Pacific	872	894	(22)	(2)%
Total[1]	$4,762	$4,776	$(14)	—%

Operating Profit

	First Quarter 2015	First Quarter 2014	$ Change	% Change
Operating Profit	$986	$833	$153	18%

1  Does not include inter-segment sales of $514 million and $550 million in the first quarter 2015 and 2014, respectively.

Energy & Transportation’s sales were $4.762 billion in the first quarter of 2015, or about flat with the first quarter of 2014.  The impact of higher sales volume and improved price realization were about offset by the unfavorable impact of currency.  Currency negatively impacted sales in all applications, primarily in EAME.  Sales decreases for industrial applications were about offset by increases for transportation applications.  Sales of power generation and oil and gas applications were about flat.

•                  Industrial — Sales decreased in EAME and were about flat in all other geographic regions.  In EAME, sales decreased primarily due to lower demand for engines used by original equipment manufacturers for most industrial applications.

•                  Transportation — Sales increased in Asia/Pacific due to a large locomotive project and were about flat in all other regions of the world.

•                  Power Generation — Sales were about flat in all regions.

•                  Oil and Gas — Sales were about flat, as increases in North America were about offset by declines in Latin America.  In North America, sales increased primarily due to higher end-user demand for equipment used in well servicing and gas compression applications.  In Latin America, sales were lower due to the absence of a large project.

Energy & Transportation’s profit was $986 million in the first quarter of 2015, compared with $833 million in the first quarter of 2014.  The improvement was primarily due to higher sales volume, including a favorable mix of products, and improved price realization.  Manufacturing costs were about flat, as lower material costs were nearly offset by the unfavorable impact of cost absorption.

FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)

Revenues by Geographic Region

	First Quarter 2015	First Quarter 2014	$ Change	% Change
North America	$451	$437	$14	3%
Latin America	107	109	(2)	(2)%
EAME	109	131	(22)	(17)%
Asia/Pacific	128	140	(12)	(9)%
Total	$795	$817	$(22)	(3)%

Operating Profit

	First Quarter 2015	First Quarter 2014	$ Change	% Change
Operating Profit	$227	$240	$(13)	(5)%

Financial Products’ revenues were $795 million in the first quarter of 2015, a decrease of $22 million, or 3 percent, from the first quarter of 2014.  The decline was mostly due to lower average financing rates primarily in North America, and lower average earning assets in Asia/Pacific, EAME and Latin America, partially offset by higher average earning assets in North America.

Financial Products’ profit was $227 million in the first quarter of 2015, compared with $240 million in the first quarter of 2014.  The unfavorable change was primarily due to a $10 million decrease in gains on sales of securities at Caterpillar Financial Insurance Services and a $7 million decrease in net yield on average earning assets, partially offset by a $15 million decrease in the provision for credit losses at Cat Financial.

At the end of the first quarter of 2015, past dues at Cat Financial were 3.08 percent, compared with 2.17 percent at the end of 2014.  The increase in past dues compared to year end 2014 was primarily due to the performance of the Latin American and mining portfolios and seasonality impacts.  At the end of the first quarter of 2014, past dues were 2.44 percent.  Write-offs, net of recoveries, were $12 million for the first quarter of 2015, compared with $38 million for the first quarter of 2014.

As of March 31, 2015, Cat Financial’s allowance for credit losses totaled $392 million, or 1.38 percent of net finance receivables, compared with $401 million, or 1.36 percent of net finance receivables at year end 2014.  The allowance for credit losses as of March 31, 2014, was $373 million or 1.25 percent of net finance receivables.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $669 million in the first quarter of 2015, about flat with the first quarter of 2014.  Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates, and inter-segment eliminations.

Corporate items and eliminations were about flat as lower restructuring costs were about offset by increased stock-based compensation expense.  (See Q&A #5 for more information on stock-based compensation expense.)

2015 Outlook

Overall, our view of world economic growth in 2015 is about the same as we expected in the outlook provided with our 2014 year-end financial release in January of 2015.  We expect world GDP growth in 2015 of about 2.7 percent, up from about 2.6 percent in 2014.  We expect that the improvement will come from developed countries and that economies in developing countries will, overall, grow at a rate slightly below their growth rate in 2014.

Despite our outlook for modest improvement in global economic growth versus 2014, significant risks and uncertainties remain that could temper growth in 2015.  Political conflicts and social unrest continue to disrupt economic activity in several regions; in particular, the Commonwealth of Independent States, Africa and the Middle East.  The Chinese government’s push for structural reforms is slowing growth, and the ongoing uncertainty around the direction and timing of U.S. fiscal and monetary policy actions may temper business confidence.

The outlook for sales and revenues remains unchanged at about $50 billion for 2015, down from $55.2 billion in 2014.  The primary factors contributing to the decline from 2014 are largely the same as we expected three months ago:

•                  Lower oil prices are expected to negatively impact sales of reciprocating engines within Energy & Transportation and Construction Industries’ sales in oil-producing countries around the world, including regions of the United States that rely on oil revenues to drive economic growth;

•                  The currency translation impact of a stronger U.S. dollar on our sales outside the United States;

•                  Weaker mining sales;

•                  Lower sales in our rail business, primarily for locomotives; and

•                  Lower sales in China, primarily for construction equipment.

While the outlook for sales and revenues is unchanged, our expectation for profit has improved.  We now expect that 2015 profit per share will be $4.70, or $5.00 per share excluding restructuring costs.  The previous outlook for 2015 profit per share was $4.60, or $4.75 excluding restructuring costs.  The expectation for 2015 restructuring costs is now about $250 million—about $100 million more than the previous outlook with the increase primarily related to facilities that produce mining products.  Profit per share in 2014 was $5.88, or $6.38 excluding restructuring costs.

QUESTIONS AND ANSWERS

Q1:               First-quarter 2015 sales in Energy & Transportation were about flat with the first quarter of 2014.  Can you discuss how lower oil prices could impact your sales later in the year?

A:                   Caterpillar sells products that are used in a variety of oil and gas applications, including offshore and land drilling, well servicing, oil and gas production and gas compression.  The products we sell to the oil and gas industry include gas turbines and centrifugal natural gas compressors, reciprocating engines, transmissions and well stimulation pumps.  Although we are confident in the long-term fundamentals of the oil and gas industry, in the near term and especially in the latter part of 2015, we expect the decline in oil prices will have a negative impact on our sales.  We expect that well servicing and drilling will be impacted the earliest and to the greatest magnitude.  Sales for gas compression are expected to remain relatively strong in 2015 due to the continued need for global infrastructure build, and sales related to large projects that take years to execute will likely be impacted to a lesser extent in the short term.

In addition to Energy & Transportation, we support the oil and gas industry directly with construction and mining equipment—such as sales of equipment for drill site preparation and infrastructure development and sales of mining equipment to the Canadian oil sands.  There are also a variety of indirect exposures, as countries that depend on oil revenues may reduce expenditures for roads and other infrastructure projects.

While we believe lower oil prices will be positive for consumers around the world and act like a fiscal stimulus for net oil importing countries, we do not think the positive impact to the overall economy will occur soon enough to have a significant impact on our 2015 sales.

Q2:               Can you discuss changes in dealer inventories in the first quarter of 2015?  What are your expectations for the full-year 2015?

A:                   Dealer machine and engine inventories increased about $900 million in the first quarter of 2015 and about $700 million in the first quarter of 2014.

We expect that dealers will reduce inventories in 2015 as they align inventory levels with expected seasonal demand.

Q3:               Can you comment on your order backlog?

A:                       At the end of the first quarter of 2015, the order backlog was $16.5 billion.  This represents about a $0.8 billion reduction from the end of 2014.  The decrease was primarily in Construction Industries and Resource Industries.  While the backlog for Energy & Transportation was about flat, an increase in a backlog for locomotives was about offset by a decrease in products used for oil and gas applications.

Compared to the first quarter of 2014, the order backlog declined about $2.8 billion.  The decrease was primarily in Resource Industries and Energy & Transportation.

Q4:               Can you comment on expense related to your short-term incentive compensation plans?

A:                       Short-term incentive compensation expense for the first quarter of 2015 was about $215 million, and we expect the full year will be about $860 million, which is reflected in our revised 2015 outlook.  Short-term incentive compensation in the first quarter of 2014 was about $260 million, and full-year 2014 was about $1.3 billion.

Q5:               Why did your stock-based compensation expense increase in the first quarter of 2015 compared with the first quarter of 2014?

A:                       The increase was $82 million and was primarily related to timing.  Beginning with the 2015 annual equity award, we changed the vesting policy to permit immediate vesting upon separation for participants who meet certain criteria (generally, 55 years of age or older and at least five years of service with the company).  Stock-based compensation expense for these individuals is now recognized in the first quarter, rather than over a six month period.  This change will not impact stock-based compensation expense for the year, but does impact the quarterly expense pattern.

Q6:               Can you comment on your balance sheet and ME&T operating cash flow in the first quarter of 2015?

A:                       ME&T operating cash flow for the first quarter of 2015 was $1.042 billion compared with $1.878 billion in the first quarter of 2014.  The decline is primarily due to higher payments for short-term incentive compensation in the first quarter of 2015 relating to performance in 2014 exceeding targeted levels.

The top cash deployment priority is to maintain a strong financial position to support our credit rating.  As such, the ME&T debt-to-capital ratio was 37.1 percent, down slightly from 37.4 percent at the end of 2014. Our cash and liquidity positions also remain strong with an enterprise cash balance of $7.563 billion as of March 31, 2015.  Additionally, cash will be used to support growth, appropriately fund employee benefit plans, pay dividends and repurchase common stock.  During the first quarter of 2015, capital expenditures totaled $0.5 billion; funding for defined benefit pension plans was $0.1 billion; the quarterly dividend payment was $0.4 billion; and common stock repurchased was $0.4 billion.

Q7:               Can you comment on your expectations for inventory for the remainder of 2015?

A:                       While our inventory was relatively flat in the first quarter, we expect some decline in 2015 due to slightly lower sales and as a result of our continued focus on operational improvements.

GLOSSARY OF TERMS

1.                   All Other Segments — Primarily includes activities such as: the remanufacturing of Cat® engines and components and remanufacturing services for other companies as well as the business strategy, product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Cat products, paving products, forestry products and industrial and waste products; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America; parts distribution; distribution services responsible for dealer development and administration including a wholly-owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts.

2.                   Consolidating Adjustments — Eliminations of transactions between Machinery, Energy & Transportation and Financial Products.

3.                   Construction Industries — A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers and mid-tier soil compactors.  In addition, Construction Industries has responsibility for an integrated manufacturing cost center.

4.                   Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

5.                   Debt-to-Capital Ratio — A key measure of Machinery, Energy & Transportation’s financial strength used by both management and our credit rating agencies.  The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and stockholders’ equity.  Debt also includes Machinery, Energy & Transportation’s borrowings from Financial Products.

6.                   EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.                   Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.                   Energy & Transportation (formerly Power Systems) — A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses.  Responsibilities include business strategy, product design, product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the business strategy, product design, product management, development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

9.                   Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Cat and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans.

The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.  Financial Products Segment profit is determined on a pretax basis and includes other income/expense items.

10.            Latin America — A geographic region including Central and South American countries and Mexico.

11.            Machinery, Energy & Transportation (ME&T) — Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

12.            Machinery, Energy & Transportation Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures, long-lived asset impairment charges and legal settlements.  Restructuring costs, which are classified as other operating expenses on the Results of Operations, are presented separately on the Operating Profit Comparison.

13.            Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.            Price Realization — The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

15.            Resource Industries — A segment primarily responsible for supporting customers using machinery in mining and quarrying applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support.  The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, select work tools, machinery components and electronics and control systems.  Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.  In addition, segment profit includes the impact from divestiture of portions of the Bucyrus distribution business.

16.            Restructuring Costs — Primarily costs for employee separation costs and long-lived asset impairments.

17.            Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates.  Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Profit Per Share Excluding Restructuring Costs

We incurred restructuring costs in 2014 and expect to incur additional restructuring costs in 2015.  We believe it is important to separately quantify the profit per share impact of restructuring costs in order for our first-quarter 2015 results and the 2015 outlook to be meaningful to our readers.  We have also provided 2014 profit per share excluding restructuring costs comparable to the 2015 presentation.  Reconciliation of profit per share excluding restructuring costs to the most directly comparable GAAP measure, profit per share is as follows:

	2014	2015	Outlook
	First Quarter	First Quarter	Original[1]	Current[2]
Profit per share	$1.44	$1.81	$4.60	$4.70
Per share restructuring costs	$0.17	$0.05	$0.15	$0.30
Profit per share excluding restructuring costs	$1.61	$1.86	$4.75	$5.00

1 2015 Outlook as of January 27, 2015.

2 2015 Outlook as of April 23, 2015.

Machinery, Energy & Transportation

Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery, Energy & Transportation information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 23-26 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

800-228-7717 (Inside the United States and Canada)

858-764-9492 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/en/investors.html

http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)

Caterpillar contact:  Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended
	March 31,
	2015	2014
Sales and revenues:
Sales of Machinery, Energy & Transportation	$11,961	$12,493
Revenues of Financial Products	741	748
Total sales and revenues	12,702	13,241

Operating costs:
Cost of goods sold	8,843	9,437
Selling, general and administrative expenses	1,318	1,292
Research and development expenses	546	508
Interest expense of Financial Products	150	160
Other operating (income) expenses	318	446
Total operating costs	11,175	11,843

Operating profit	1,527	1,398

Interest expense excluding Financial Products	129	110
Other income (expense)	157	54

Consolidated profit before taxes	1,555	1,342

Provision (benefit) for income taxes	443	418
Profit of consolidated companies	1,112	924

Equity in profit (loss) of unconsolidated affiliated companies	2	1

Profit of consolidated and affiliated companies	1,114	925

Less: Profit (loss) attributable to noncontrolling interests	3	3

Profit [1]	$1,111	$922

Profit per common share	$1.84	$1.47

Profit per common share — diluted [2]	$1.81	$1.44

Weighted-average common shares outstanding (millions)
- Basic	604.9	626.7
- Diluted [2]	612.7	639.3

Cash dividends declared per common share	$—	$—

1       Profit attributable to common stockholders.

2              Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and short-term investments	$7,563	$7,341
Receivables - trade and other	7,586	7,737
Receivables - finance	9,037	9,027
Deferred and refundable income taxes	1,438	1,739
Prepaid expenses and other current assets	768	818
Inventories	12,099	12,205
Total current assets	38,491	38,867

Property, plant and equipment — net	16,277	16,577
Long-term receivables - trade and other	1,252	1,364
Long-term receivables - finance	13,713	14,644
Investments in unconsolidated affiliated companies	230	257
Noncurrent deferred and refundable income taxes	1,342	1,404
Intangible assets	2,890	3,076
Goodwill	6,493	6,694
Other assets	1,802	1,798
Total assets	$82,490	$84,681

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery, Energy & Transportation	$8	$9
— Financial Products	5,259	4,699
Accounts payable	6,328	6,515
Accrued expenses	3,531	3,548
Accrued wages, salaries and employee benefits	1,358	2,438
Customer advances	1,636	1,697
Dividends Payable	—	424
Other current liabilities	1,741	1,754
Long-term debt due within one year:
— Machinery, Energy & Transportation	513	510
— Financial Products	6,192	6,283
Total current liabilities	26,566	27,877

Long-term debt due after one year:
— Machinery, Energy & Transportation	9,495	9,493
— Financial Products	17,308	18,291
Liability for postemployment benefits	8,877	8,963
Other liabilities	3,206	3,231
Total liabilities	65,452	67,855

Stockholders’ equity
Common stock	5,101	5,016
Treasury stock	(16,036)	(15,726)
Profit employed in the business	34,998	33,887
Accumulated other comprehensive income (loss)	(7,101)	(6,431)
Noncontrolling interests	76	80
Total stockholders’ equity	17,038	16,826
Total liabilities and stockholders’ equity	$82,490	$84,681

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Three Months Ended
	March 31,
	2015	2014
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,114	$925
Adjustments for non-cash items:
Depreciation and amortization	753	781
Other	(51)	115
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	6	(37)
Inventories	(89)	(270)
Accounts payable	228	403
Accrued expenses	35	27
Accrued wages, salaries and employee benefits	(1,027)	(152)
Customer advances	25	145
Other assets — net	288	26
Other liabilities — net	(12)	(66)
Net cash provided by (used for) operating activities	1,270	1,897
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(437)	(454)
Expenditures for equipment leased to others	(389)	(285)
Proceeds from disposals of leased assets and property, plant and equipment	167	184
Additions to finance receivables	(2,122)	(2,634)
Collections of finance receivables	2,241	2,215
Proceeds from sale of finance receivables	43	20
Investments and acquisitions (net of cash acquired)	(29)	(5)
Proceeds from sale of businesses and investments (net of cash sold)	167	13
Proceeds from sale of securities	83	115
Investments in securities	(70)	(105)
Other — net	(38)	(12)
Net cash provided by (used for) investing activities	(384)	(948)
Cash flow from financing activities:
Dividends paid	(424)	(383)
Distribution to noncontrolling interests	(7)	(7)
Contribution from noncontrolling interests	—	2
Common stock issued, including treasury shares reissued	32	92
Treasury shares purchased	(400)	(1,738)
Excess tax benefit from stock-based compensation	17	69
Proceeds from debt issued (original maturities greater than three months)	1,529	2,152
Payments on debt (original maturities greater than three months)	(2,319)	(2,782)
Short-term borrowings — net (original maturities three months or less)	950	944
Net cash provided by (used for) financing activities	(622)	(1,651)
Effect of exchange rate changes on cash	(42)	(34)
Increase (decrease) in cash and short-term investments	222	(736)
Cash and short-term investments at beginning of period	7,341	6,081
Cash and short-term investments at end of period	$7,563	$5,345

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$11,961	$11,961	$—	$—
Revenues of Financial Products	741	—	813	(72)[2]
Total sales and revenues	12,702	11,961	813	(72)

Operating costs:
Cost of goods sold	8,843	8,843	—	—
Selling, general and administrative expenses	1,318	1,183	133	2 [3]
Research and development expenses	546	546	—	—
Interest expense of Financial Products	150	—	151	(1)[4]
Other operating (income) expenses	318	25	299	(6)[3]
Total operating costs	11,175	10,597	583	(5)

Operating profit	1,527	1,364	230	(67)

Interest expense excluding Financial Products	129	139	—	(10)[4]
Other income (expense)	157	101	(1)	57 [5]

Consolidated profit before taxes	1,555	1,326	229	—

Provision (benefit) for income taxes	443	375	68	—
Profit of consolidated companies	1,112	951	161	—

Equity in profit (loss) of unconsolidated affiliated companies	2	2	—	—
Equity in profit of Financial Products’ subsidiaries	—	159	—	(159)[6]

Profit of consolidated and affiliated companies	1,114	1,112	161	(159)

Less: Profit (loss) attributable to noncontrolling interests	3	1	2	—

Profit [7]	$1,111	$1,111	$159	$(159)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]

Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2014
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,493	$12,493	$—	$—
Revenues of Financial Products	748	—	831	(83)[2]
Total sales and revenues	13,241	12,493	831	(83)

Operating costs:
Cost of goods sold	9,437	9,437	—	—
Selling, general and administrative expenses	1,292	1,155	146	(9)[3]
Research and development expenses	508	508	—	—
Interest expense of Financial Products	160	—	162	(2)[4]
Other operating (income) expenses	446	154	298	(6)[3]
Total operating costs	11,843	11,254	606	(17)

Operating profit	1,398	1,239	225	(66)

Interest expense excluding Financial Products	110	120	—	(10)[4]
Other income (expense)	54	(17)	15	56 [5]

Consolidated profit before taxes	1,342	1,102	240	—

Provision (benefit) for income taxes	418	350	68	—
Profit of consolidated companies	924	752	172	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products’ subsidiaries	—	169	—	(169)[6]

Profit of consolidated and affiliated companies	925	922	172	(169)

Less: Profit (loss) attributable to noncontrolling interests	3	—	3	—

Profit [7]	$922	$922	$169	$(169)

1              Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2              Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.

3              Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

4              Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

5              Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

6              Elimination of Financial Products’ profit due to equity method of accounting.

7              Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For the Three Months Ended March 31, 2015

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,114	$1,112	$161	$(159)[2]
Adjustments for non-cash items:
Depreciation and amortization	753	530	223	—
Undistributed profit of Financial Products	—	(59)	—	59 [3]
Other	(51)	(18)	(87)	54 [4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	6	54	(34)	(14)[4,5]
Inventories	(89)	(85)	—	(4)[4]
Accounts payable	228	169	43	16 [4]
Accrued expenses	35	26	9	—
Accrued wages, salaries and employee benefits	(1,027)	(1,009)	(18)	—
Customer advances	25	25	—	—
Other assets - net	288	169	36	83 [4]
Other liabilities - net	(12)	128	(57)	(83)[4]
Net cash provided by (used for) operating activities	1,270	1,042	276	(48)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(437)	(435)	(2)	—
Expenditures for equipment leased to others	(389)	(42)	(355)	8 [4]
Proceeds from disposals of leased assets and property, plant and equipment	167	6	162	(1)[4]
Additions to finance receivables	(2,122)	—	(2,901)	779 [5,8]
Collections of finance receivables	2,241	—	2,954	(713)[5]
Net intercompany purchased receivables	—	—	118	(118)[5]
Proceeds from sale of finance receivables	43	—	43	—
Net intercompany borrowings	—	(8)	—	8 [6]
Investments and acquisitions (net of cash acquired)	(29)	(29)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	167	174	—	(7)[8]
Proceeds from sale of securities	83	3	80	—
Investments in securities	(70)	(4)	(66)	—
Other - net	(38)	4	(42)	—
Net cash provided by (used for) investing activities	(384)	(331)	(9)	(44)
Cash flow from financing activities:
Dividends paid	(424)	(424)	(100)	100 [7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Common stock issued, including treasury shares reissued	32	32	—	—
Treasury shares purchased	(400)	(400)	—	—
Excess tax benefit from stock-based compensation	17	17	—	—
Net intercompany borrowings	—	—	8	(8)[6]
Proceeds from debt issued (original maturities greater than three months)	1,529	2	1,527	—
Payments on debt (original maturities greater than three months)	(2,319)	(6)	(2,313)	—
Short-term borrowings - net (original maturities three months or less)	950	—	950	—
Net cash provided by (used for) financing activities	(622)	(786)	72	92
Effect of exchange rate changes on cash	(42)	(24)	(18)	—
Increase (decrease) in cash and short-term investments	222	(99)	321	—
Cash and short-term investments at beginning of period	7,341	6,317	1,024	—
Cash and short-term investments at end of period	$7,563	$6,218	$1,345	$—

1              Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2              Elimination of Financial Products’ profit after tax due to equity method of accounting.

3              Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

4              Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5              Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6              Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

7              Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

8              Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation’s sale of businesses and investments.

Caterpillar Inc.

Supplemental Data for Cash Flow

For the Three Months Ended March 31, 2014

(Unaudited)

 (Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
		Energy &	Financial	Consolidating
	Consolidated	Transportation [1]	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$925	$922	$172	$(169)[2]
Adjustments for non-cash items:
Depreciation and amortization	781	556	225	—
Undistributed profit of Financial Products	—	(119)	—	119	[3]
Other	115	108	(41)	48	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(37)	305	11	(353)[4,5]
Inventories	(270)	(265)	—	(5)[4]
Accounts payable	403	382	(5)	26	[4]
Accrued expenses	27	66	(39)	—
Accrued wages, salaries and employee benefits	(152)	(141)	(11)	—
Customer advances	145	145	—	—
Other assets - net	26	85	(22)	(37)[4]
Other liabilities - net	(66)	(166)	63	37	[4]
Net cash provided by (used for) operating activities	1,897	1,878	353	(334)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(454)	(452)	(2)	—
Expenditures for equipment leased to others	(285)	(17)	(291)	23	[4]
Proceeds from disposals of leased assets and property, plant and equipment	184	22	164	(2)[4]
Additions to finance receivables	(2,634)	—	(3,218)	584	[5]
Collections of finance receivables	2,215	—	2,872	(657)[5]
Net intercompany purchased receivables	—	—	(339)	339	[5]
Proceeds from sale of finance receivables	20	—	23	(3)[5]
Net intercompany borrowings	—	—	1	(1)[6]
Investments and acquisitions (net of cash acquired)	(5)	(5)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	13	13	—	—
Proceeds from sale of securities	115	8	107	—
Investments in securities	(105)	(8)	(97)	—
Other - net	(12)	19	(31)	—
Net cash provided by (used for) investing activities	(948)	(420)	(811)	283
Cash flow from financing activities:
Dividends paid	(383)	(383)	(50)	50	[7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Contribution from noncontrolling interests	2	2	—	—
Common stock issued, including treasury shares reissued	92	92	—	—
Treasury shares purchased	(1,738)	(1,738)	—	—
Excess tax benefit from stock-based compensation	69	69	—	—
Net intercompany borrowings	—	(1)	—	1	[6]
Proceeds from debt issued (original maturities greater than three months)	2,152	6	2,146	—
Payments on debt (original maturities greater than three months)	(2,782)	(9)	(2,773)	—
Short-term borrowings - net (original maturities three months or less)	944	2	942	—
Net cash provided by (used for) financing activities	(1,651)	(1,967)	265	51
Effect of exchange rate changes on cash	(34)	(31)	(3)	—
Increase (decrease) in cash and short-term investments	(736)	(540)	(196)	—
Cash and short-term investments at beginning of period	6,081	4,597	1,484	—
Cash and short-term investments at end of period	$5,345	$4,057	$1,288	$—

1  Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2  Elimination of Financial Products’ profit after tax due to equity method of accounting.

3  Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

4  Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5  Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6  Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

7  Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

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